Exhibit 10.2.1
MOBIA MEDICAL, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This Nonqualified Stock Option Agreement (the “Agreement”) is entered into between MOBIA MEDICAL, INC., a Delaware corporation (the “Company”), and [____] (the “Optionee”) as of the [____] day of [____], [____] (the “Date of Grant”). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:
1.    Grant of Option. Under the terms and conditions of the Mobia Medical, Inc. 2007 Stock Option Plan as amended from time to time (the “Plan”), which is incorporated herein by reference, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of [____] shares of the Company’s Common Stock at a price of [____] per share, but only with respect to those shares which have vested in Optionee under paragraph 4 below.
2.    Character of Option. The Option is [not] an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
3.    Term. The Option will expire on the day prior to the tenth anniversary of the Date of Grant (“Option Termination Date”).
In the event the Optionee ceases to be an employee of the Company for any reason, the unvested portion of the Option shall expire upon such cessation of employment and the vested portion of the Option (to the extent then outstanding) shall expire at 11:59 p.m. Central on the earlier of (i) the Option Termination Date or (ii) the date that is ninety (90) days after the date of such termination.
4.    Vesting; Exercisability. Subject to any provisions of the Plan concerning exercisability and vesting of options, the Option shall vest according to the following schedule if the Option has not previously expired under paragraph 3 above:

Number of Shares Vested	Date of Vesting

Notwithstanding the foregoing, no portion of the Option shall be exercisable unless concurrently therewith, the Optionee becomes a party to the Shareholders Agreement (as defined in the Plan) if not already a party to the Shareholder Agreement.
5.    Procedure for Exercise. Exercise of the Option or a portion thereof shall be effected by (i) the giving of written notice to the Company by the Optionee in accordance with the Plan (ii) the payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise and (iii) the execution of the Shareholders Agreement unless such requirement is waived by the Board of Directors of the Company.
6.    Payment of Purchase Price. Payment of the purchase price for any shares purchased pursuant to the Option shall be in accordance with the provisions of the Plan.

7.    Transfer of Options. The Option may not be transferred except (i) by will or the laws of descent and distribution.
8.    Acceptance of the Plan. The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.
9.    Amendment. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.
10.    Miscellaneous. This Agreement will be construed and enforced in accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor or other legal representative of the Optionee.

Executed to be effective as of the date set forth above.

Mobia Medical, Inc.

By:

Optionee:

Social Security Number of Optionee